Exhibit 10.1

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PARSLEY ENERGY, LLC

DATED AS OF FEBRUARY 20, 2019

THE LIMITED LIABILITY COMPANY INTERESTS IN PARSLEY ENERGY, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PARSLEY ENERGY, LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of February 20, 2019, by and among PARSLEY ENERGY, LLC, a Delaware limited liability company (the “Company”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on June 1, 2013 and was initially governed by the Limited Liability Company Agreement, dated as of June 11, 2013, of the Company (the “Initial LLC Agreement”);

WHEREAS, pursuant to the terms of the Reorganization Agreement, the parties thereto consummated the reorganization of the Company contemplated by the Reorganization Agreement and took the other actions contemplated in such Reorganization Agreement (collectively, the “Reorganization”);

WHEREAS, in connection with the Reorganization, Parsley Energy, Inc., a Delaware corporation (“PubCo”), issued shares of Class A Stock to the public in the initial underwritten public offering of shares of its stock (the “IPO”), and contributed a portion of the net proceeds received by it from the IPO to the Company in exchange for a number of Units equal to the number of shares of Class A Stock issued in the IPO for such proceeds;

WHEREAS, in connection with the Reorganization, PubCo issued and contributed shares of its Class B Stock to the Company, which were distributed to the then-existing Members;

WHEREAS, each share of Class B Stock, together with a corresponding Unit, may be exchanged for one share of Class A Stock;

WHEREAS, the Members of the Company desired that PubCo become the sole managing Member of the Company (in its capacity as managing Member as well as in any other capacity, the “Managing Member”);

WHEREAS, the Members of the Company and the Company amended and restated the Initial LLC Agreement by entering into the First Amended and Restated Limited Liability Company Agreement, dated as of May 29, 2014, of the Company (the “First A&R LLC Agreement”);

WHEREAS, pursuant to the terms of, and in connection with the consummation of the transactions contemplated by, the Contribution Agreement (as hereinafter defined), (i) Units were issued to the Double Eagle Members (as hereinafter defined) on April 20, 2017, and (ii) the Company and the Managing Member amended and restated the First A&R LLC Agreement by entering into the Second Amended and Restated Limited Liability Company Agreement, dated as of April 20, 2017, of the Company (the “Second A&R LLC Agreement”);

WHEREAS, pursuant to Section 12.1 of the Second A&R LLC Agreement, the amendments to the Second A&R LLC Agreement set forth herein may be made with the approval of the Managing Member and without the approval of any other Members, and the Managing Member, by its execution of this Agreement, approves the amendment and restatement of the Second A&R LLC Agreement as set forth herein; and

WHEREAS, this Agreement shall supersede the Second A&R LLC Agreement in its entirety as of the date hereof and shall be binding from and after the date hereof on each Member as of the date hereof regardless of whether such Member has executed a counterpart of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.    Definitions. (a) As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal

Year, with the following adjustments:

(a)    credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of the Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and in the minimum gain attributable to any Member Nonrecourse Debt; and

(b)    debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (i) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble.

“Assumed Tax Liability” of each Member means an amount equal to the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated as it affects the applicable tax rate, that the Managing Member estimates would be due from such Member as of such Tax Distribution Date, (i) assuming such Member were an individual who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member pursuant to Article V, (ii) after taking proper account of loss carryforwards available to individual taxpayers resulting from losses allocated to the Members by the Company, to the extent not taken into account in prior periods, and (iii) assuming that such Member is subject to tax at the Assumed Tax Rate. For purposes of determining the Assumed Tax Liability of any Member, the following items shall not be taken into account: (i) adjustments by reason of Section 734(b) or (ii) adjustments by reason of Section 743(b) of the Code.

“Assumed Tax Rate” means, for any taxable year, the highest marginal effective rate of federal, state and local income tax applicable to an individual resident in Texas (or, if higher, a corporation doing business in Texas) determined by applying the rates applicable to ordinary income (in cases where taxes are being determined on ordinary income allocated to a Member) and capital gains (in cases where taxes are being determined on capital gains allocated to a Member), and by assuming that state and local income taxes are not deductible in computing a Member’s liability for federal income tax.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Call Election Notice” is defined in Section 4.7(g)(ii).

“Call Right” has the meaning set forth in Section 4.7(g)(i).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.4.

“Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of such Member’s Units to the extent the Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” is defined in Section 4.7(a)(ii).

“Cash Election Amount” means with respect to a particular Exchange, an amount of cash equal to the value of the shares of Class A Stock that would be received in such Exchange as of the date of receipt by the Company of the Exchange Notice with respect to such Exchange pursuant to Section 4.7 (the “Valuation Date”), decreased by any distributions received by the Exchanging Member with respect to the Units that are the subject of the Exchange following the date of receipt by the Company of the Exchange Notice where the record date for such distribution was after the date of receipt of such notice. For this purpose, the value of a share of Class A Stock shall equal (i) the volume weighted average price of a share of Class A Stock for the 10 trading days ending on the trading day prior to the Valuation Date or (ii) in the event the share of Class A Stock are not then publicly traded, the value, as reasonably determined by the Managing Member in good faith, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Class A Stock” shall, as applicable, (i) mean the Class A Common Stock, par value $0.01 per share, of the Managing Member or (ii) following any consolidation, merger, reclassification or other similar event involving the Managing Member, mean any shares or other securities of the Managing Member or any other Person or cash or other property that become payable in consideration for the Class A Stock or into which the Class A Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Stock” shall, as applicable, (i) mean the Class B Common Stock, par value $0.01 per share, of the Managing Member or (ii) following any consolidation, merger, reclassification or other similar event involving the Managing Member, mean any shares or other securities of the Managing Member or any other Person or cash or other property that become payable in consideration for the Class B Stock or into which the Class B Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” is defined in the preamble to this Agreement.

“Company Representative” has, with respect to taxable periods beginning after December 31, 2017, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods beginning on or before December 31, 2017, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 10.4.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.702-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“Contribution Agreement” means that certain Contribution Agreement, dated as of February 7, 2017, by and among Double Eagle Energy Permian Operating LLC, Double Eagle Energy Permian LLC, Double Eagle Energy Permian Member LLC, the Company, PubCo and Contributor Representative, as amended from time to time.

“Contributor Representative” means Double Eagle Energy Holdco LLC, a Delaware limited liability company.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Counted Partners” is defined in Section 9.1(b).

“Delaware UCC” is defined in Section 4.1(h).

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction (excluding depletion) allowable with respect to an asset for such Fiscal Year, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Company Representative.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Double Eagle Member” means Persons who were issued Units pursuant to the Contribution Agreement and each Transferee of such Units in accordance with the terms of this Agreement.

“Effective Time” means 12:01 a.m. Central Daylight Time on the date of the closing of the IPO.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Escrow Agent” means Wells Fargo Bank, National Association, as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Indemnity Holdback Escrow Agreement, dated as of April 20, 2017, among the Company, Contributor Representative and the Escrow Agent.

“Escrow Unit Certificate” is defined in Section 4.1(c).

“Escrow Units” means those Units, constituting a portion of the Units issued to the Double Eagle Members pursuant to the Contribution Agreement, that were deposited into and held in escrow under the Escrow Agreement pursuant to the terms of the Contribution Agreement and the Escrow Agreement.

“Excess Tax Amount” has the meaning set forth in Section 10.5(d).

“Excess Tax Distribution” has the meaning set forth in Section 6.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Exchange” has the meaning set forth in Section 4.7(a).

“Exchange Date” is defined in Section 4.7(c).

“Exchange Notice” is defined in Section 4.7(b).

“Exchanging Member” is defined in Section 4.7(c).

“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“First A&R LLC Agreement” is defined in the recitals to this Agreement.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for federal income tax purposes and for accounting purposes.

“GAAP” means generally acceptable accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:

(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)    the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury

Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)    the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)    the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (g) in the definition of “Profits” or “Losses” below or Section 5.2(g); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)    if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, Simulated Depletion and other items allocated pursuant to Article V.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Initial LLC Agreement” is defined in the recitals to this Agreement.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“IPO” is defined in the recitals to this Agreement.

“IPO Date Capital Account Balance” means, with respect to any Member as of the date of the First A&R LLC Agreement, the positive Capital Account balance of such Member as of such date, the amount or deemed value of which was set forth on Exhibit D to the First A&R LLC Agreement.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Action” is defined in Section 12.7.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Events” is defined in Section 11.1.

“Loss” means any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses).

“Managing Member” is defined in the recitals to this Agreement.

“Member” means any Person that executed the First A&R LLC Agreement or Second A&R LLC Agreement as a Member or executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and -2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Merger” is defined in Section 3.1(b).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“NGP” means NGP X U.S. Holdings, L.P.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2, subject to any resolution of the Managing Member appointing such Person as an officer or relating to such appointment.

“Other State UCC” is defined in Section 4.1(h).

“PEEH” is defined in Section 3.1(b).

“Permitted Transferee” means, with respect to any Member, (a) any Affiliate of such Member; (b) any successor entity of such Member; (c) a trust established by or for the benefit of a Member of which only such Member and his or her immediate family members are beneficiaries; (d) any Person established for the benefit of, and beneficially owned solely by, an entity Member or the sole individual direct or indirect owner of an entity Member; (e) upon an individual Member’s death, an executor, administrator or beneficiary of the estate of the deceased Member; and (f) solely with respect to any Double Eagle Member, any partner, shareholder or member of such Double Eagle Member or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such Double Eagle Member or Relatives of such Double Eagle Member.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” is defined in Section 7.4.

“Profits” or “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)    any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)    any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)    in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) or the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)    gain or loss resulting from any disposition of Company assets (other than Depletable Property) with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)    Gain resulting from any disposition of a Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain;

(f)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(g)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(h)    any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the recitals to this Agreement.

“PubCo Common Stock” means all classes and series of common stock of the Managing Member, including the Class A Stock and Class B Stock.

“PubCo Offer” is defined in Section 4.7(h).

“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of PubCo Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), (ii) any merger, consolidation or other combination involving the Managing Member, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Managing Member to any other Person, in each of clauses (i), (ii) or (iii), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Regulatory Allocations” is defined in Section 5.2(h).

“Relative” means with respect to any natural person: (a) such natural persons’ spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of a natural person described in clause (b) of this definition.

“Reorganization” is defined in the recitals to this Agreement.

“Reorganization Agreement” means the Master Reorganization Agreement dated as of May 2, 2014, by and among the Company, PubCo and the Persons listed on signature pages thereto, as it may be amended, supplemented or restated from time to time.

“Revocation Notice” is defined in Section 4.7(g)(ii).

“Second A&R LLC Agreement” is defined in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Simulated Basis” means the Gross Asset Value of any Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Member pro rata, in accordance with the number of Units owned by such Member as of the time such Depletable Property is acquired by the Company (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such Simulated Basis to be in accordance with their proportionate ownership of Units as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with the number of Units owned by such Member as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its Adjusted Basis) and in the manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the amount of gain realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the amount of loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Distribution Date” means any date that is two business days prior to the date on which estimated federal income tax payments are required to be made by calendar year corporate taxpayers and the due date for federal income tax returns of corporate calendar year taxpayers (without regard to extensions).

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of May 29, 2014, by and among PubCo and certain members of the Company, as the same may be amended, supplemented or restated from time to time.

“Tiered Arrangement” is defined in Section 9.1(b).

“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 4.7(b).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Unit Register” is defined in Section 4.1(d).

“Units” means the Units issued hereunder and shall also include any equity security issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Valuation Date” is defined in the definition of “Cash Election Amount.”

“Winding-Up Member” is defined in Section 11.3(a).

Section 1.2.    Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the terms defined in Section 1.1 have the meanings assigned to them in Section 1.1 and are applicable to the singular as well as the plural forms of such terms;

(b)    all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)    all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)    whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)    “or” is not exclusive;

(g)    pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II.

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1.    Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2.    Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3.    Name. The name of the Company is “PARSLEY ENERGY, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4.    Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other qualified Person as the Managing Member may designate from time to time and its business address.

Section 2.5.    Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6.    Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7.    Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8.    Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

ARTICLE III.

REORGANIZATION TRANSACTIONS

Section 3.1.    Reorganization Transactions Undertaken In Connection with IPO.

(a)    Effective immediately prior to the Effective Time, the Members agreed to (i) amend and restate the Initial LLC Agreement and adopt the First A&R LLC Agreement; (ii) consummate the recapitalization of the Company contemplated by Section 2.2 of the Reorganization Agreement; and (iii) take the other actions contemplated in such Reorganization Agreement. Immediately following such amendment and restatement and recapitalization, the Members of the Company and the Units held by each such Member were as set forth on Exhibit A to the First A&R LLC Agreement.

(b)    Effective immediately following the Effective Time and in connection with the IPO, the Members set forth on Exhibit B to the First A&R LLC Agreement thereby contributed, transferred, assigned and delivered all of their right, title and interest in the number of Units set forth opposite their name to PubCo in exchange for shares of Class A Stock.

(c)    Effective immediately following the Effective Time and in connection with the IPO, Parsley Energy Employee Holdings, LLC (“PEEH”) merged with and into PubCo (with PubCo continuing as the surviving entity) (the “Merger”) and PubCo issued to each member of PEEH shares of Class A Stock. Following the Merger, the Company became the holder of record of the Units held by PEEH immediately prior to the Merger. Immediately following the contribution in Section 3.1(b) and the Merger, the Members of the Company and the Units held by each such Member were as set forth on Exhibit C to the First A&R LLC Agreement.

(d)    Immediately following the closing of the IPO, (i) PubCo contributed all of the net proceeds from the IPO received by PubCo to the Company in exchange for the issuance of 49,963,636 Units, and (ii) the Company made a cash payment to NGP and each PSP Member (as such term is defined the Reorganization Agreement) in complete redemption of their remaining Units pursuant to Section 2.4(c) of the Reorganization Agreement.

(e)    Immediately following the redemption described in Section 3.1(d) of this Agreement, PubCo issued to the Company 32,145,296 shares of Class B Stock, which shares the Company distributed to the then-existing Members (other than PubCo) pro rata.

(f)    The total number of Units issued and outstanding and held by the Members immediately following the consummation of the transactions contemplated by Sections 3.1(b)-(d) of this Agreement was as set forth on Exhibit D to the First A&R LLC Agreement.

ARTICLE IV.

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1.    Authorized Units; General Provisions With Respect to Units.

(a)    Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.

(b)    Each outstanding Unit shall be identical (except with respect to vesting and as provided in Section 4.3).

(c)    Prior to the date hereof, none of the Units, other than the Escrow Units, have been represented by certificates. From and after the date hereof, the Units will not be represented by certificates except as provided below in this Section 4.1(c). The Escrow Units, upon issuance thereof pursuant to the Contribution Agreement and until such time as they are disbursed from escrow in accordance with the terms of the Escrow Agreement, shall be represented by certificates (each, an “Escrow Unit Certificate”). Upon the disbursement of any Escrow Units from escrow in accordance with the Escrow Agreement, such Escrow Units thereafter shall no longer be represented by Escrow Unit Certificates, and, to the extent such Escrow Units remain outstanding following such disbursement, such Escrow Units shall be registered and held in the same manner as other Units then outstanding generally are registered and held. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units (other than the Escrow Units), certificates will be issued and the Units will be represented by those certificates. If, at any time at which Units are not generally represented by certificates, a Member requests that any or all of such Member’s Units be represented by certificates, the Managing Member may, in its sole discretion, cause such Units to be represented by certificates. Each certificate representing Units (including each Escrow Unit Certificate) shall be in substantially the form attached hereto as Exhibit A; provided, however, that each Escrow Unit

Certificate issued prior to the date hereof shall continue to be a valid certificate representing the Escrow Units indicated thereon notwithstanding that such Escrow Unit Certificate was issued in the form attached as Exhibit A to the Second A&R LLC Agreement rather than in the form attached as Exhibit A hereto. Each certificate representing Units shall be signed by any duly appointed Officer, and any such Officer’s signature on a certificate representing Units may be a facsimile signature. Nothing contained in this Section 4.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)    The Company shall maintain as part of its books and records a register (the “Unit Register”) with respect to all Units issued by the Company. The Unit Register shall set forth the name of each Member and the number of Units held by each Member. All Transfers of Units validly made in accordance with Article IX shall be recorded in the Unit Register. The names of the Members and the number of Units held by each Member as they appear in the Unit Register shall be the official record of the Members for all purposes. Absent manifest error in the Unit Register, the Company shall be entitled to rely exclusively on record ownership of Units as shown in the Unit Register for all purposes and shall be entitled to recognize the registered holder of Units as shown in the Unit Register as the holder of record of such Units and the Member with respect to the Interest represented thereby for all purposes; provided, however, that the Company shall treat the record owner of any certificate representing Units as the holder of the Units evidenced thereby unless and until such Units have been Transferred in accordance with this Agreement.

(e)    If at any time the Managing Member issues a share of its Class A Stock (including in the IPO) or any other Equity Security of the Managing Member (other than shares of Class B Stock), (i) the Company shall issue to the Managing Member one Unit (if the Managing Member issues a share of Class A Stock), or such other Equity Security of the Company (if the Managing Member issues Equity Securities other than Class A Stock) corresponding to the Equity Securities issued by the Managing Member, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member and (ii) the net proceeds received by the Managing Member with respect to the corresponding share of Class A Stock or other Equity Security, if any, shall be concurrently transferred to the Company; provided, however, that if the Managing Member issues any shares of Class A Stock in order to purchase or fund the purchase from a Member of a number of Units (and shares of Class B Stock) equal to the number of shares of Class A Stock so issued, then the Company shall not issue any new Units in connection therewith and the Managing Member shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such Member as consideration for such purchase). Notwithstanding the foregoing, this Section 4.1(e) shall not apply to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of the Managing Member under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Units for Class A Stock, such Class A Stock will be issued together with a corresponding right), or to the issuance under the Managing Member’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of the Managing Member or rights or property that may be converted into or settled in Equity Securities of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Managing Member in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 4.7, (x) the Company may not issue any additional Units to the Managing Member or any of its Subsidiaries unless substantially simultaneously the Managing Member or such Subsidiary issues or sells an equal number of shares of the Managing Member’s Class A Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to the Managing Member or any of its Subsidiaries unless substantially simultaneously the Managing Member or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

(f)    The Managing Member or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Stock (including upon forfeiture of any unvested shares of Class A Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Managing Member an equal number of Units for the same price per security or (ii) any other Equity Securities of the Managing Member unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Managing Member an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member for the same price per security. Except pursuant to Section 4.7, the Company may not redeem, repurchase or otherwise acquire (A) any Units from the Managing Member or any of its Subsidiaries unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Company from the Managing Member or any of its Subsidiaries unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Managing Member of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member. Notwithstanding the foregoing, to the extent that any consideration payable by the Managing Member in connection with the redemption or repurchase of any shares of Class A Stock or other Equity Securities of the Managing Member or any of its Subsidiaries consists (in whole or in part) of shares of Class A Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(g)    The Company shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. The Managing Member shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(h)    Each Unit (including the Interest represented thereby) shall constitute a “security” within the meaning of, and governed by, (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (the “Delaware UCC”) and (b) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that, as of the date hereof or thereafter, substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (each, an “Other State UCC”). For all purposes of Article 8 of the Delaware UCC and any Other State UCC and to the fullest extent permitted by law, the laws of the State of Delaware shall constitute the local law of the Company in the Company’s capacity as the issuer of Units.

Section 4.2.    Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3.    Capital Contributions; Unit Ownership.

(a)    Capital Contributions. Each Member named on Exhibit D to the First A&R LLC Agreement was credited with the IPO Date Capital Account Balance set forth on Exhibit D to the First A&R LLC Agreement in respect of its Interest specified thereon. No Member shall be required to make additional Capital Contributions.

(b)    Issuance of Units Pursuant to Contribution Agreement. At the Closing (as defined in the Contribution Agreement), and upon receipt by the Company of a counterpart to the Second A&R LLC Agreement executed by each initial Double Eagle Member, the Company issued to each initial Double Eagle Member, in accordance with the terms of the Contribution Agreement, the number of Units each of them was entitled to be issued pursuant to the Contribution Agreement, and each such Double Eagle Member was admitted as a Member with respect to such Units and the Interest represented thereby; provided, however, that (i) the Escrow Unit Certificates representing the Escrow Units were delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement, (ii) the Escrow Units shall be subject in all respects to the terms of the Escrow Agreement until disbursed in accordance with the terms of the Escrow Agreement, and (iii) upon disbursement of any Escrow Units to the Company pursuant to the terms of the Escrow Agreement, such Escrow Units shall cease to be outstanding and the Member holding such Escrow Units prior to such disbursement shall have no further rights with respect to such Escrow Units or the Interest represented thereby.

(c)    Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 4.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of securities having such rights, preferences and privileges as determined by the Managing Member), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. In that event, the Company shall reflect such additional issuances in the Unit Register.

Section 4.4.    Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. The Capital Account balance of each of the Members as of the date of the First A&R LLC Agreement was its respective IPO Date Capital Account Balance set forth on Exhibit D to the First A&R LLC Agreement. Thereafter, each Member’s Capital Account has been, prior to the date hereof, and shall be, on and after the date hereof, (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of additional cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 4.5.    Reserved.

Section 4.6.    Other Matters.

(a)    No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)    No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in or contemplated by this Agreement.

(c)    The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company, or to any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)    Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in its Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.

(e)    The Company shall not be obligated for the repayment of any Capital Contributions of any Member.

Section 4.7.    Exchange of Units.

(a)    (i) Subject to adjustment as provided in Section 4.7(d) and subject to PubCo’s rights described in Section 4.7(g), each of the Members other than PubCo shall be entitled to cause the Company to exchange, at any time and from time to time, any or all of such Member’s Units (together with the same number of shares of Class B Stock) for an equivalent number of shares of Class A Stock (an “Exchange”) or, at the Company’s election made in accordance with Section 4.7(a)(ii), cash equal to the Cash Election Amount calculated with respect to such Exchange. Each Exchange shall be treated for federal income tax purposes as a sale of the Exchanging Member’s Units (together with the same number of shares of Class B Stock) to PubCo in exchange for shares of Class A Stock or cash, as applicable.

(ii)    Upon receipt of an Exchange Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Exchange by the delivery to the Exchanging Member or its designated assigns, in lieu of the applicable number of shares of Class A Stock that would be received in such Exchange, an amount of cash equal to the Cash Election Amount for such Exchange. In order to make a Cash Election with respect to an Exchange, the Company must provide written notice of such election to the Exchanging Member prior to 1:00 pm, Houston time, on the Business Day after the date on which the Exchange Notice shall have been received by the Company. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Exchange.

(iii)    Each Exchanging Member shall be permitted to effect an exchange of Units and shares of Class B Stock pursuant to this Section 4.7 that involves less than 1,000,000 Units no more frequently than on a quarterly basis; provided, however, that if an Exchanging Member provides an Exchange Notice with respect to all of the Units and shares of Class B Stock held by such Exchanging Member, such Exchange may occur at any time, subject to this Section 4.7; provided, further, that the Managing Member may, in its sole discretion, permit any Member to effect an exchange of a lesser number of Units (together with the same number of shares of Class B Stock).

(b)    In order to exercise the exchange right under Section 4.7(a), written notice (the “Exchange Notice”) shall be provided to the Company and PubCo by or on behalf of the exchanging Member (the “Exchanging Member”), stating that the Exchanging Member elects to exchange with the Company a stated (and equal) number of Units and shares of Class B Stock represented, if applicable, by a certificate or certificates, to the extent specified in such notice, and if the shares of Class A Stock to be received are to be issued other than in the name of the Exchanging Member, specifying the name(s) of the Person(s) in whose name or on whose order the shares of Class A Stock are to be issued, and shall present and surrender the certificate or certificates representing such Units and shares of Class B Stock (in each case, if certificated) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent with respect to such Class A Stock.

(c)    If required by PubCo, any certificate for Units and shares of Class B Stock (in each case, if certificated) surrendered for exchange with the Company shall be accompanied by instruments of transfer, in form reasonably satisfactory to PubCo and the Transfer Agent, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative. If the Company has not made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice and the surrender to the Company of the certificate or certificates, if any, representing such Units and shares of Class B Stock (but in any event by the Exchange Date, as defined below), PubCo shall issue and contribute to the Company, and the Company shall deliver to the Exchanging Member, or on the Exchanging Member’s written order, a certificate or certificates, if applicable, for the number of shares of Class A Stock issuable upon the Exchange, and the Company shall deliver such Units and shares of Class B Stock to PubCo in exchange for no additional consideration. If the Company has made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice (but in no event more than 10 days after receipt of the Exchange Notice), upon surrender to the Company of the certificate or certificates, if any, representing such Units and shares of Class B Stock, the Company shall deliver to the Exchanging Member as directed by the Exchanging Member by wire transfer of immediately available funds the Cash Election Amount payable upon the Exchange, and the Company shall deliver such Units and shares of Class B Stock to PubCo for no additional consideration. Each Exchange shall be deemed to have been effected on (i) (x) the Business Day after the date on which the Exchange Notice shall have been received by the Company, PubCo or the Transfer Agent, as applicable (subject to receipt by the Company, PubCo or the Transfer Agent, as applicable, within three Business Days thereafter of any required instruments of transfer as aforesaid) if the Company has not made a valid Cash Election with respect to such Exchange or (y) if the Company has made a valid Cash Election with respect to such Exchange, the first Business Day on which the Company has available funds to pay the Cash Election Amount (but in no event more than 10 days after receipt of the Exchange Notice), or (ii) such later date specified in or pursuant to the Exchange Notice (such date identified in clause (i) or (ii), as applicable, the “Exchange Date”). If the Company has not made a valid Cash Election, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Stock (which certificates shall bear any legends as may be required in accordance with applicable Law) shall be issuable upon such Exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby. Notwithstanding anything herein to the contrary, unless the Company has made a valid Cash Election, any Exchanging Member may withdraw or amend an Exchange request, in whole or in part, prior to the effectiveness of the applicable Exchange, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable law) by delivery of a written notice of withdrawal to the Company, PubCo or the Transfer Agent, specifying (1) the certificate numbers of the withdrawn Units and shares of Class B Stock, (2) if any, the number of

Units and shares of Class B Stock as to which the Exchange Notice remains in effect and (3) if the Exchanging Member so determines, a new Exchange Date or any other new or revised information permitted in an Exchange Notice. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Stock into which the Units and shares of Class B Stock are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property, provided that the foregoing shall not apply to any Exchange with respect to which the Company has made a valid Cash Election.

(d)    If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Stock are converted or changed into another security, securities or other property, or (ii) PubCo shall, by dividend or otherwise, distribute to all holders of the shares of Class A Stock evidences of its indebtedness or assets, including securities (including shares of Class A Stock and any rights, options or warrants to all holders of the shares of Class A Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Class A Stock) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by PubCo from the Company in respect of the Units, then upon any subsequent Exchange, in addition to the shares of Class A Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.7 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Units held by the Members and their Permitted Transferees as of the date hereof, as well as any Units hereafter acquired by a Member and his or her or its Permitted Transferees.

(e)    PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Stock that shall be issuable upon the Exchange of all such outstanding Units and shares of Class B Stock; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect of an Exchange by delivery of shares of Class A Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Class A Stock issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.

(f)    The issuance of shares of Class A Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of the Exchanging Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable.

(g)    (i) Notwithstanding anything to the contrary in this Section 4.7, but subject to Section 4.7(h), an Exchanging Member shall be deemed to have offered to sell its Units and shares of Class B Stock as described in the Exchange Notice to PubCo, and PubCo may, in its sole discretion, by means of delivery of Call Election Notices and/or Revocation Notices in accordance with, and subject to the terms of, this Section 4.7(g), elect to purchase directly and acquire such Units and shares of Class B Stock on the Exchange Date by paying to the Exchanging Member (or, on the Exchanging Member’s written order, its designee) that number of shares of Class A Stock the Exchanging Member (or its designee) would otherwise receive pursuant to Section 4.7(a) or, at PubCo’s election, an amount of cash equal to the Cash Election Amount of such shares of Class A Stock (the “Call Right”), whereupon PubCo shall acquire the Units and shares of Class B Stock offered for exchange by the Exchanging Member and shall be treated for all purposes of this Agreement as the owner of such Units and shares of Class B Stock. In the event PubCo shall exercise the Call Right, each of the Exchanging Member, the Company and PubCo, as the case may be, shall treat the transaction between the Company and the Exchanging Member for federal income tax purposes as a sale of the Exchanging Member’s Units and shares of Class B Stock to PubCo.

(ii)    PubCo may at any time in its sole discretion deliver written notice (a “Call Election Notice”) to each other Member setting forth its election to exercise its Call Right as contemplated by Section 4.7(g) with respect to future Exchanges (without needing to provide further notice of its intention to exercise its Call Right). Subject to the remainder of this Section 4.7(g)(ii), a Call Election Notice will be effective until such time as PubCo amends such Call Election Notice with a superseding Call Election Notice or revokes such Call Election Notice by delivery of a written notice of revocation delivered to each other Member or, with respect to a particular Exchange, the Company exercises its Cash Election (a “Revocation Notice”). A Call Election Notice may be amended or revoked by PubCo at any time; provided that any Exchange Notice delivered by a Member will not, without such Member’s written consent, be affected by the subsequent delivery of a Revocation Notice or by an Exchange Notice that is not effective until after the Exchange Date. Following delivery of a Revocation Notice, PubCo may deliver a new Call Election Notice pursuant to this Section 4.7(g). Any amendment of a Call Election Notice will not be effective until the Business Day after its delivery to each Member (other than PubCo). Each Call Election Notice shall specify the date from which it shall be effective (which shall be no earlier than the Business Day after delivery).

(h)    In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to shares of Class A Stock (a “PubCo Offer”)

is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the board of directors of PubCo or is otherwise effected or to be effected with the consent or approval of the board of directors of PubCo, the Members (other than PubCo) shall be permitted to participate in such PubCo Offer by delivery of a contingent Exchange Notice in accordance with the last sentence of Section 4.7(c). In the case of a PubCo Offer proposed by PubCo, PubCo will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Members without discrimination; provided that, without limiting the generality of this sentence, PubCo will use its reasonable best efforts expeditiously and in good faith to ensure that such Members may participate in each such PubCo Offer without being required to exchange Units and shares of Class B Stock (or, if so required, to ensure that any such Exchange shall be effective only upon, and shall be conditional upon, the closing of such PubCo Offer and only to the extent necessary to tender or deposit to PubCo Offer in accordance with the last sentence of Section 4.7(c), or, as applicable, to the extent necessary to exchange the number of Units and shares of Class B Stock being repurchased). For the avoidance of doubt, in no event shall Members (other than PubCo) be entitled to receive in such PubCo Offer aggregate consideration for each Unit and corresponding share of Class B Stock that is greater than the consideration payable in respect of each share of Class A Stock in connection with a PubCo Offer.

(i)    No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. For the avoidance of doubt, no Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Stock, shall be entitled to receive, with respect to the same fiscal quarter, distributions or dividends both on Units exchanged by such Exchanging Member and on shares of Class A Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

ARTICLE V.

ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1.    Profits and Losses. After giving effect to the allocations under Section 5.2, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year shall be allocated among the Members during such Fiscal Year in a manner such that, after giving effect to the special allocations set forth in Sections 5.2 and all distributions through the end of such Fiscal Year, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 11.3(b) if all assets of the Company on hand at the end of such Fiscal Year were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 5.2.    Special Allocations.

(a)    Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in the manner excess nonrecourse liabilities of the Company are allocated pursuant to Section 5.5(c). The amount of Nonrecourse Deductions for a Fiscal Year shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)    Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)    Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c), each Member shall be specially allocated items of Company income and gain for such Fiscal Year in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)    Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)    Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(e) were not in this Agreement. This Section 5.2(e) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f)    If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income, gain and Simulated Gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2(e) and this Section 5.2(f) were not in this Agreement.

(g)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)    Simulated Depletion for each Depletable Property, and Simulated Loss upon the Disposition of a Depletable Property, shall be allocated among the Members in proportion to their shares of the Simulated Basis in such property.

(i)    The allocations set forth in Sections 5.2(a) through 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3.    Allocations for Tax Purposes in General.

(a)    Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b)    In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using the “remedial method” under Treasury Regulations Section 1.704-3(d) or such other method or methods as determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

(c)    Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of grants credits shall be allocated to the Members in accordance with applicable law.

(d)    Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

Section 5.4.    Income Tax Allocations with Respect to Depletable Properties.

(a)    Cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated to each Member pro rata, in accordance with the number of Units owned by such Member as of the time such Depletable Property is acquired by the Company (and any additions to such federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such adjusted federal income tax basis to be in accordance with their proportionate ownership of Units as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with the number of Units owned by such Member as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value. The Company shall inform each Member of such Member’s allocable share of the federal income tax basis of each Depletable Property promptly following the acquisition of such Depletable Property by the Company, any adjustment resulting from expenditures required to be capitalized in such basis, and any reallocation of such basis as provided in the previous sentence.

(b)    For purposes of the separate computation of gain or loss by each Member on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(c)    The allocations described in this Section 5.4 are intended to be applied in accordance with the Members’ “interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Members understand and agree that the Managing Member may authorize special allocations of federal income tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 5.3(b). The provisions of this Section 5.4(c) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d)    Each Member, with the assistance of the Company, shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the reasonable request of the Company, each Member shall advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection for purposes of allowing the Company to make adjustments to the tax basis of its assets as a result of certain transfers of interests in the Company or distributions by the Company. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

Section 5.5.    Other Allocation Rules.

(a)    The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for income tax purposes.

(b)    All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(c)    The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Managing Member and permissible under the Treasury Regulations.

ARTICLE VI.

DISTRIBUTIONS

Section 6.1.    Distributions.

(a)    Distributions. To the extent permitted by applicable Law and hereunder, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that repurchases or redemptions made in accordance with Section 4.1(f) or payments made in accordance with Section 7.4 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 4.1(f), 6.2 and 7.4; and provided further that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)    Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)    Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

Section 6.2.    Tax-Related Distributions.

(a)    Prior to making distributions pursuant to Section 6.1, on each Tax Distribution Date, the Company shall, subject to the availability of funds and to any restrictions contained in any agreement to which the Company is bound, make distributions to the Members pro rata in proportion to their respective Units an amount sufficient to cause each Member to receive a distribution equal to such Member’s Assumed Tax Liability, if any.

(b)    If the cumulative amount of actual federal, state and local income tax liabilities payable by PubCo at a Tax Distribution Date exceeds the sum of the cumulative amount of Tax Distributions, distributions under Section 6.1 and the Excess Tax Distributions (as defined below) made to PubCo through such Tax Distribution Date, the Company shall, to the extent permitted by applicable Law, but subject to the Act, the availability of funds and any restrictions contained in any agreement to which the Company is bound, make additional tax distributions to PubCo in an amount equal to such excess (an “Excess Tax Distribution”). Any such Excess Tax Distribution shall be treated as an advance against and, thus, shall reduce (without duplication), any future distributions that would otherwise be made to PubCo pursuant to Sections 6.1 and 6.2(a).

(c)    The Company shall, to the extent permitted by applicable Law, but subject to the Act, the availability of funds and any restrictions contained in any agreement to which the Company is bound, make distributions to the Members, pro rata in proportion to the number of Units owned by each Member, in such amounts as shall (when combined with the distributions made to PubCo pursuant to Sections 6.1 and 6.2(a)) enable PubCo to meet its obligations pursuant to the Tax Receivable Agreement.

Section 6.3.    Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

ARTICLE VII.

MANAGEMENT

Section 7.1.    The Managing Member; Fiduciary Duties.

(a)    PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)    In connection with the performance of its duties as the Managing Member of the Company, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The parties acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 7.2.    Officers.

(a)    The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)    The initial president and chief executive officer of the Company (the “President and Chief Executive Officer”) will be Bryan Sheffield.

(c)    Except as otherwise set forth herein, the President and Chief Executive Officer will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The President and Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The President and Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

(d)    Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

(e)    Subject to this Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

Section 7.3.    Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)    one or more employees or other agents of the Company or in subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)    any attorney, public accountant, or other person as to matters which the Officer reasonably believes to be within such person’s professional or expert competence.

Section 7.4.    Indemnification. Subject to the limitations and conditions provided in this Section 7.4, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact the, she or it, or a Person of which he, she or it is the legal representative, is or was a Member or an Officer, in each case, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against all judgment, penalties (including excise and similar taxes and punitive damages), fines, settlement and reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by such person in connection with such Proceeding, appeal, inquiry or investigation, if such Person acted in Good Faith. Reasonable expenses incurred by a Person of the type entitled to be indemnified under this Section 7.4 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company. Indemnification under this Section 7.4 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 7.4 shall be deemed contract rights, and no amendment, modification or repeal of this Section 7.4 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 7.4 could involve indemnification for negligence or under theories of strict liability.

Section 7.5.    Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 7.6.    Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 4.7) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.7.    No Inconsistent Obligations. Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 7.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 7.8.    Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the exchange rights of holders of Units set forth in Section 4.7 provide that each Unit and share of Class B Stock is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.9.    Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) in the sole discretion of the Managing Member, bear and/or reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Company shall not pay or bear any income tax obligations of the Managing Member.

ARTICLE VIII.

ROLE OF MEMBERS

Section 8.1.    Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company

Section 8.2.    Voting.

(a)    Meetings of the Members may be called upon the written request of Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b)    Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)    Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual person as the Managing Member deems appropriate.

(d)    Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 8.3.    Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

ARTICLE IX.

TRANSFERS OF INTERESTS

Section 9.1.    Restrictions on Transfer.

(a)    Except as provided in Section 4.7 and except for the Transfers by a Member to Permitted Transferee, no Member shall Transfer all or any portion of its Interest without the prior written consent of the Managing Member in its sole discretion; provided, that, to the extent that the Managing Member determines in good faith that a proposed transfer would not have the effect contemplated by Section 9.1(b)(iii), then the Managing Member will not unreasonably withhold its consent to a transfer by any Member that holds at least 10% of the Units not held by the Managing Member and who intends, in connection with such proposed transfer, to transfer all or substantially all of the Units then held by such Member to any Person or group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934 or any successor provisions thereto. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of the Managing Member; provided that no shares of Class B Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(b)    In addition to any other restrictions on Transfer herein contained, including the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if, (A) in the good faith discretion of the Managing Member, such Transfer would cause the Company to have more than 100 partners for purposes of Treasury Regulations Section 1.7704-1(h) (“Counted Partners”) after the relevant Transfer; provided, however, that for purposes of making the determination of how many Counted Partners the Company will have after any Transfer (I) each of the Members as of the date hereof will not be treated as part of a tiered arrangement the purpose of which is to permit the Company to satisfy the 100 partner limitation in Treasury Regulations Section 1.7704-1(h)(1)(ii) (a “Tiered Arrangement”) for purposes of all subsequent Transfers, (II) if a Transfer to a Transferee is permitted under this clause (ii)(A), then for purposes of all contemporaneous and subsequent Transfers, such Transferee shall not be treated as part of a Tiered Arrangement, and (III) a potential Transferee shall be permitted to provide, and the Managing Member may require that the potential Transferee provide, before the Transfer to such Transferee is permitted, a written representation that the potential Transferee is not part of a Tiered Arrangement, and if such representation is provided, then, unless the Managing Member has reason to know or believes in good faith that such representation is incorrect, the Transferee will not be treated as part of a Tiered Arrangement for purposes of such Transfer and, consistent with clause (II), all contemporaneous and subsequent Transfers or (B) based on the advice of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership or to be classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code for federal income tax purposes; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulation or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law).

Section 9.2.    Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.7, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3.    Transferee Members. A Transferee of Interests pursuant to this Article IX shall have the right to become a Member only if (i) the requirements of this Article IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the

Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand; provided, however, that notwithstanding anything herein to the contrary, following any Transfer of Units by a Double Eagle Member to a Permitted Transferee, such Double Eagle Member shall no longer have any Liability with respect to such Units. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to an Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.

Section 9.4.    Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PARSLEY ENERGY, LLC DATED AS OF FEBRUARY 20, 2019, AMONG THE MEMBERS REFERRED TO THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE X.

ACCOUNTING

Section 10.1.    Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2.    Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:

(a)    to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(b)    to adopt the accrual method of accounting for U.S. federal income tax purposes;

(c)    to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

(d)    to make an election described in Section 754 of the Code (which the Company shall ensure that it has in effect at all times); and

(e)    any other election the Managing Member may deem appropriate and in the best interests of the Company.

Section 10.3.    Tax Returns; Information. The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company Representative shall furnish to each Member (a) a draft Schedule K-1 within 60 days after the end of each Fiscal Year and (b) a final Schedule K-1 and a copy of each approved return and statement, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs, as soon as practicable after the end of each Fiscal Year.

Section 10.4.    Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

Section 10.5.    Withholding Tax Payments and Obligations. If withholding taxes are paid or required to be paid in respect of payments made to or by the Company, such payments or obligations shall be treated as follows:

(a)    If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement but subject to Section 10.5(d), each Member shall be treated as having received a distribution pursuant to Section 6.1 equal to the portion of the withholding tax allocable to such Member, as determined by the Managing Member in its discretion.

(b)    The Company is authorized to withhold from any payment made to, or any distributive share of, a Member any taxes required by Law to be withheld.

(c)    Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.

(d)    Any taxes withheld or paid with respect to a Member pursuant to Section 10.5(a) or (b) shall offset any distributions to which such Member is entitled concurrently with such withholding or payment and shall be treated as having been distributed to such Member at the time such withholding or payment is made. If the cumulative amount of such withholding or payment with respect to a Member exceeds the distributions to which such Member is entitled concurrently with such withholding or payment (an “Excess Tax Amount”), the Managing Member shall notify such Member of such Excess Tax Amount, and such Member shall contribute the Excess Tax Amount to the Company reasonably promptly after having received such notice. The Company shall be entitled to offset the amount of a Member’s outstanding Excess Tax Amount against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Member’s Excess Tax Amount has been contributed to the Company, and any such offset shall not reduce such Member’s Capital Account.

(e)    If the Company is required by Law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Member shall indemnify and contribute to the Company in full for the entire amount of taxes paid (plus interest, penalties and related expenses if the failure of the Company to make such payment is due to the fault of the Member) (which payment shall not be deemed a Capital Contribution for purposes of this Agreement). The Managing Member may offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 10.5(e).

ARTICLE XI.

DISSOLUTION AND TERMINATION

Section 11.1.    Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):

(a)    The sale of all or substantially all of the assets of the Company; and

(b)    The determination of the Managing Member to dissolve, wind up, and liquidate the Company.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2.    Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 11.3.    Procedure.

(a)    In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if a Member is in bankruptcy or dissolved, another Member, who shall be the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)    Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)    First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)    Second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 11.3(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iv), below); and

(iii)    Third, subject to Section 6.2(b), the balance to the Members, pro rata in proportion to their respective Units.

(c)    Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)    Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 11.4.    Rights of Members.

(a)    Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)    Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5.    Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6.    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7.    No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XII.

GENERAL

Section 12.1.    Amendments; Waivers.

(a)    The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member; provided, however, that no amendment to this Agreement may:

(i)    modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member;

(ii)    materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner; or

(iii)    materially alter or change any rights, preferences or privileges of any Interests held by a Double Eagle Member without the consent of such Double Eagle Member.

(b)    Notwithstanding clause (i) or (ii) of the foregoing subsection (a), the Managing Member, acting alone, may amend this Agreement to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in compliance with Section 4.1(g).

(c)    No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2.    Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3.    Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4.    Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5.    Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6.    Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

Section 12.7.    Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 12.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 12.8.    Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.9.    Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 12.10.    Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism, provided, that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

c/o Parsley Energy, Inc.

303 Colorado Street, Suite 3000

Austin, Texas 78701

Telephone: 737.704.2315

Attention: Colin Roberts, Executive Vice President—General Counsel

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500-6760

Houston, Texas 77002

Telephone: 713.758.3613

Facsimile: 713.615.5725

Attention: Douglas E. McWilliams

or to such other address or to such other person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.11.    Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12.    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13.    Expenses. Except as otherwise provided in this Agreement and in the Reorganization Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.14.    No Third Party Beneficiaries. Except as expressly provided in Section 7.4 and Section 10.2, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Company and the Managing Member has caused this Third Amended and Restated Limited Liability Company Agreement to be executed by its duly authorized officer as of the day and year first above written.

COMPANY:

PARSLEY ENERGY, LLC

By:	/s/ Matt Gallagher
	Name:	Matt Gallagher
	Title:	President and Chief Executive Officer

MANAGING MEMBER:

PARSLEY ENERGY, INC.

By:	/s/ Matt Gallagher
	Name:	Matt Gallagher
	Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF CERTIFICATE REPRESENTING UNITS

(attached)

SEE REVERSE SIDE FOR CERTAIN TRANSFER AND OTHER RESTRICTIONS

Certificate Number	Number of Units
[ ]	[ ]

PARSLEY ENERGY, LLC

UNIT CERTIFICATE

THIS UNIT CERTIFICATE CERTIFIES that [                    ] is the registered holder of [                    ] ([            ]) Units representing limited liability company interests in PARSLEY ENERGY, LLC, a Delaware limited liability company (the “Company”). This Certificate is issued pursuant to the terms of the Third Amended and Restated Limited Liability Company Agreement of the Company dated as of February 20, 2019, as amended from time to time (the “LLC Agreement”), and is subject to the terms of the LLC Agreement and to the other restrictions referenced on the reverse of this Unit Certificate, to all of which the holder hereof assents by acceptance of this Unit Certificate. This Unit Certificate and the Units represented hereby are transferable only in accordance with the terms of the LLC Agreement and the other restrictions referenced on the reverse of this Unit Certificate. Each Unit represented hereby shall constitute a “security” within the meaning of, and governed by, (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (the “Delaware UCC”) and (b) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that, as of the date hereof or thereafter, substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (each, an “Other State UCC”). For all purposes of Article 8 of the Delaware UCC and any Other State UCC and to the fullest extent permitted by law, the laws of the State of Delaware shall constitute the local law of the Company in the Company’s capacity as the issuer of the Units represented hereby.

IN WITNESS WHEREOF, the Company has caused this Unit Certificate to be signed by its duly authorized officer this      day of             , 20    .

PARSLEY ENERGY, LLC

By:
Name:
Title:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PARSLEY ENERGY, LLC DATED AS OF FEBRUARY 20, 2019, AMONG THE MEMBERS REFERRED TO THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.

[THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE HELD IN ESCROW UNDER THE INDEMNITY HOLDBACK ESCROW AGREEMENT, DATED AS OF APRIL 20, 2017, AMONG PARSLEY ENERGY, LLC, DOUBLE EAGLE ENERGY HOLDCO LLC AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT. SUCH SECURITIES ARE SUBJECT TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN SUCH INDEMNITY HOLDBACK ESCROW AGREEMENT, INCLUDING RESTRICTIONS ON TRANSFER OF SUCH SECURITIES.]1

[1]	To be included only on Escrow Unit Certificates.